Exhibit 10.13

                          SOFTWARE PURCHASE AGREEMENT

This Agreement made as of July 27, 1998, by and between SIMPLEX LTDA., a Brazilian Corporation, Rua P-25 No. 774, Setor dos Funcionarios, Goiania, Goisa, 74.000, Brazil ("SIMPLEX"), and QUEST NET CORP., a Colorado Corporation, 2740 E Oakland Park Boulevard, Suite 206, Fort Lauderdale, Florida 33306 ("QUESTNET").

                               W I T N E S E T H:

                                    RECITALS

         WHEREAS, SIMPLEX has created software for the encryption of on-line credit card processing, on-line casino transactions, on-line stock brokerage transactions and encrypted financial transaction, as more fully described on Exhibit A hereto and incorporated herein (the "Software"); and

         WHEREAS, SIMPLEX represents that it owns the exclusive rights, title and interest in and to the Software and that SIMPLEX has the exclusive legal right to manufacture, sell and distribute the Software, either individually or through others;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.       PURCHASE AND SALE.

         (a) Except as set forth in Section 1 (c) below, SIMPLEX hereby sells, assigns and transfers all rights, title, and interest to the Software and all world rights related to the Software, including the right to publish same to QUESTNET. SIMPLEX shall also provide "object" files and executable files, together with example input and output of the program. The Software shall be accompanied by a complete manual, which manual shall be sufficient to enable a user who is untrained in the program to operate the program in its intended fashion. For the purpose of the copyright code, QUESTNET shall be considered the author and SIMPLEX shall execute any and all documents necessary to effectuate same. For the purpose of this Agreement, the term "Software" shall also include the source code, programming code, "object" files and executable files, example input and output of the program and manuals.

         (b) As a condition of the sale and in consideration of the Royalty payment set forth below, SIMPLEX hereby agrees to update the software, on an "as needed basis" to avoid market obsolescence (the "Updates").


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         (c) QUESTNET hereby acknowledges that SIMPLEX is not the original owner of the Software and that prior commercial sales of the software have taken place. These sales encompassed the use of the Software only and did not include the source code or any other rights title or interest in the Software.

2. CONSIDERATION. For and in consideration of the sale of the Software, the Updates, and the rights contained herein, SIMPLEX shall receive the following:

         (a) 60,000 shares of QUESTNET's Series A Preferred Non-Voting Stock, $10.00 per share face value (the "Preferred Stock"), for an aggregate dollar amount of US $600,000. The rights and preferences of the Preferred Stock are more fully described in Exhibit "B" hereto and incorporated herein. The delivery of the Preferred certificates will take place within fifteen (15) business days or less from the delivery of the Software (the "Delivery Date").

         The Preferred Stock shall be convertible, sixty days, from the delivery of the software "Source Code" (the "Convertible Shares"), into shares of QUESTNET's common stock. SIMPLEX shall advise QUESTNET, in writing, of its intent to convert the Convertible Shares and QUESTNET shall have 15 days from the receipt of the notice of conversion to redeem the Convertible shares at a redemption price of $10.00 per share. If QUESTNET does not redeem the Convertible Shares within such 15 day period, SIMPLEX shall have the right to convert the Convertible Shares, at a conversion rate equal to (i) the average 5 day bid price (as of the date of conversion) of QUESTNET's common stock.

         In addition to the redemption right provided above, QUESTNET shall have the right to call the Preferred Stock not converted, in whole or in part, at any time.

3.       REPRESENTATIONS, WARRANTIES AND AGREEMENTS

(a) SIMPLEX represents and warrants that it has the right to sell, transfer, and convey the Software, including but not limited to the programming code and manuals to QUESTNET. SIMPLEX also represents and warrants that the Software does not infringe upon any copyright, patent or other right held by others and that the sale and transfer of the Software and all rights, title and interest thereto does not breach or violate any understanding or agreement which SIMPLEX is a party to or by which it is bound.

         SIMPLEX shall indemnify and hold harmless QUESTNET, its officers, directors, employees, customers or agents (collectively referred to in this Paragraph 3(b) as "QUESTNET") for damages or expenses resulting from any claim, suit or proceeding brought against QUESTNET, arising from the marketing, sale or distribution of the Software with regard to the issues of product liability and

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infringements of any intellectual property or ownership rights, patents or copyrights. QUESTNET agrees that SIMPLEX has the right to defend, or at its option to settle, and SIMPLEX agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against QUESTNET with regard to the issue of product liability and infringements of any intellectual property or ownership rights, patents or copyrights. SIMPLEX agrees to pay any costs of litigation, investigation or defense incurred by QUESTNET, including reasonable attorney fees, and final judgement, entered against QUESTNET on such issue in any such suit or proceeding. SIMPLEX shall be relieved of the foregoing obligations unless QUESTNET notifies SIMPLEX in writing, within ten business days of receipt of notification of such suit, claim or proceeding, and gives SIMPLEX authority to proceed as contemplated herein.

         (b) SIMPLEX warrants that the code is workmanlike and has been properly tested in keeping with good software design practice and that the Software will perform as contemplated herein. In the event that the Software does not perform, QUESTNET, at its sole option, may require SIMPLEX to rewrite the program until the Software does perform or, in the event that the rewritten Software does not perform, may terminate this Agreement, and cancel the Preferred Shares and cancel any common stock issued upon conversion of the Preferred Stock. In the event that this Agreement is terminated and QUESTNET has redeemed any of the Preferred Shares, SIMPLEX will repay the redemption price to QUESTNET within 30 days of such termination.

4. COMPETITION. During the period of time that Royalties are being paid to SIMPLEX pursuant to this Agreement, SIMPLEX shall not contract with or perform services for any competitor to SIMPLEX.

5. RELATIONSHIP OF PARTIES. Except as set forth herein, neither party shall have any right or authority to create any obligation on the part of the other party or bind the other party to any agreement.

6. NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be delivered by U.S. Certified Mail, return receipt requested, or by special messenger service with receipt (such as Federal Express), by facsimile delivery or by hand, to the parties at the addresses set forth above or such substitute address of which notice is given in like manner.

The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

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7.       GOVERNING LAW, VENUE AND ARBITRATION. This Agreement shall be deemed to be executed in the State of Florida and governed by the laws of the State of Florida. Any controversy or claim arising out of or relating to this Agreement or to the interpretation, breach or enforcement thereof, except a claim for injunctive relief, shall be submitted to an arbitrator and settled by arbitration in Broward County Florida in accordance with the rules then obtaining of the American Arbitration Association. Any award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgement may be entered thereon in any court having jurisdiction thereof. Nothing contained herein shall serve to prohibit the parties from seeking injunctive relief in a court of competent jurisdiction.

8. SEVERABILITY CLAUSE. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

9. SUCCESSORS. Subject to the provisions of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11. WAIVER AND AMENDMENT. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature, provided however that original signatures must be provided within ten days from the date of signing.

13. ATTORNEY FEES AND COSTS. In the event any action is commenced, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses.

14. ASSIGNMENT. This Agreement may be assigned in whole or in part by QUESTNET to any wholly owned subsidiary. No other assignment will be permitted by either party without the other party prior written consent, which shall not be unreasonably withheld.

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15.      ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written agreements regarding the same subject matter.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.




In the presence of:                    QUEST NET CORP.



                                       BY: /s/ George Elia
                                           --------------------------
                                           George Elia, Vice President





                                       SIMPLEX LTDA.



                                       BY: /s/ Robson Martins
                                           -------------------------
                                           Robson Martins, Director

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                                    EXHIBIT A
                             DESCRIPTION OF SOFTWARE



The Software is a secure, encrypted (at 128 bits) credit card processing program that can be used in connection with online purchase transactions, online casino transactions, online banking transactions, and online stock brokerage transactions.



The Software will provide the following functions:

Secure Credit Card Machine
1.       Process forms.
2.       Send information to Visual Basic SQL Query Server.
3. Send transaction id and authorization to sites telling them authorization code and/or user name, password and time limit.
4.       Deal with Web 900 and other external verification programs.


Pay per View Services
1. This can be any machine giving out the data after the credit card has been authorized.
2. Checks with the Visual Basic SQL Query Server to determine how much credit is remaining on user's account.


Internal PC's
1.       Queries SQ: database through Visual Basic SQL Query Server.
2.       Adds, updates/deletes customer information from databases.


Visual Basic SQL Query Server
1. Uses IC Verify and other programs to verify credit cards and other financial information.
2.       Query, add, and delete information in the three databases.
3. Waits for client connection and verifies IP address and other information.
4.       Performs the actual queries.
5.       Returns output information to the client's application.


IC Verify Authorization Tools
1.       Authorizes credit cards.
2.       Authorizes checks


Microsoft SQL Databases
1.       Stores all the data
2.       Backup databases to tape archive periodically.

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                                    EXHIBIT B
                   Description of Series "A" Preferred Stock


The Series A Preferred Stock of QUESTNET was properly authorized by the QUESTNET's Board of Directors and was filed with Secretary of State. The shares initially have a designated face value of ten dollars ($10) per share. Five million (5,000,000) shares of Preferred Stock have been authorized, 1,000,000 of which were designated as Series A, 60,000 of which were reserved for issuance as consideration for this transactions with SIMPLEX. The Series A Preferred shares have never traded in the market and have never been registered as a part of any registration statement filed by QUESTNET with the Securities and Exchange Commission. The value of the shares was arbitrarily determined by QUESTNET's Board of Directors after taking into consideration, among other things, the features of the Series A Preferred Stock and the prospects for the company's success in connection with projects acquired with Series A Preferred Stock.



The features of the preferred stock to be issued hereunder are:


1.       $10.00 face value per share.

2.       Non-Voting

3. QUESTNET has the right to redeem at any time, any and all Preferred Shares by payment of the face value thereof.

4. The Preferred Shares shall be convertible, at a conversion rate equal to (i) the average 5 day bid price (as of the date of conversion) of QUESTNET's common stock.
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